Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement filed on or about June 29, 2021, on Form F-3 and related prospectus of Mer Telemanagement Solutions, Ltd. of our report dated March 19, 2021, except for Notes 12 and 14, as to which the date is June 3, 2021, relating to the consolidated financial statements of SharpLink, Inc. and Subsidiary, appearing in the Proxy Statement included in Form 6-K filed on June 16, 2021.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Minneapolis, Minnesota
June 29, 2021